UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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☐	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12
Zentalis Pharmaceuticals, Inc.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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ZENTALIS PHARMACEUTICALS, INC.
SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 8, 2022

May 18, 2022
Dear Zentalis Stockholder,
The proxy statement for the 2022 Annual Meeting of Stockholders (the “Proxy Statement”) of Zentalis Pharmaceuticals, Inc., a Delaware corporation (the “Company”), to be held on June 8, 2022 (the “Meeting”), was filed with the Securities and Exchange Commission on April 28, 2022. Since then, there have been developments regarding the management and Board of Directors (the “Board”) of the Company. We are reaching out to you to describe these recent events and to supplement portions of the Proxy Statement as set forth in this Supplement to the Proxy Statement.
Recent Developments
On May 10, 2022, Anthony Y. Sun, M.D., notified the Company of his resignation as President and Chief Executive Officer of the Company and as a director and Chairman of the Board, effective as of 11:59 p.m. on May 10, 2022 (the “Resignation Effective Time”).
Also on May 10, 2022, the Board designated Kevin M. Bunker, Ph.D., the Company’s Chief Operating Officer, as the Company’s principal executive officer on an interim basis, and appointed David M. Johnson as Chairman of the Board, in each case effective as of the Resignation Effective Time.
Also on May 10, 2022, the Board appointed Kimberly Blackwell, M.D., a member of the Board, as President and Chief Executive Officer of the Company, and designated Dr. Blackwell as the Company’s principal executive officer, in each case effective as of the commencement of Dr. Blackwell’s employment with the Company, which occurred on May 16, 2022 (the “Blackwell Commencement Date”). Dr. Blackwell will continue to serve as a director of the Company, but ceased to serve as a member of the Nominating and Corporate Governance Committee of the Board effective as of the Blackwell Commencement Date.
Prior to her appointment as President and Chief Executive Officer of the Company, Dr. Blackwell had served as the Chief Medical Officer of Tempus Labs (“Tempus”), a technology company advancing precision medicine through the practical application of artificial intelligence in healthcare, since March 2020. Dr. Blackwell notified Tempus of her resignation as Chief Medical Officer, which resignation was effective as of May 16, 2022. Dr. Blackwell will continue to serve as a consultant to Tempus.
Additionally, Karan S. Takhar ceased to serve as a member of the Audit Committee of the Board, effective as of May 18, 2022.
As a result of Dr. Sun's resignation, the Company currently has five directors serving on the Board. Proxies cannot be voted for a greater number of persons than the number of nominees named in Proposal 1 in the Proxy Statement.

Compensation Arrangements
In connection to her appointment as President and Chief Executive Officer, Dr. Blackwell entered into an employment agreement with the Company’s subsidiary, Zeno Management, Inc., setting forth the terms of her employment as the Company’s President and Chief Executive Officer. Dr. Blackwell’s initial annual base salary will be $680,000 and she will be eligible for an annual target bonus equal to 60% of her annual base salary. Dr. Blackwell will be eligible for a full year’s annual bonus for 2022. In addition, Dr. Blackwell will receive a $250,000 sign-on bonus, which sign-on bonus will be subject to repayment by her in the event she resigns without good reason (as defined in her employment agreement) prior to the first anniversary of her commencement of employment.
Pursuant to her employment agreement, if the Company terminates Dr. Blackwell’s employment other than for cause (as defined in her employment agreement) or Dr. Blackwell terminates her employment for good reason, she is entitled to the following payments and benefits, subject to her timely execution and non-revocation of a general release of claims in favor of the Company and her continued compliance with the restrictive covenants set forth in her employment agreement: (1) her fully earned but unpaid base salary and accrued and unused paid time off through the date of termination at the rate then in effect, plus all other amounts under any compensation plan or practice to which she is entitled; (2) a payment equal to 18 months of her then-current base salary, payable in a lump sum 60 days following the termination date; (3) a payment equal to her prorated target annual bonus for the year in which the termination date occurs, payable in a lump sum 60 days following the termination date; and (4) payment of the COBRA premiums for her and her eligible dependents for 18 months following her termination date. In the event such termination occurs within 18 months following a change in control, Dr. Blackwell will be entitled to a lump-sum payment equal to 150% of her full target bonus for the year in which the termination occurs in lieu of the amount reference in clause (3). In the event of such termination at any time following a change in control, all of Dr. Blackwell’s stock awards will immediately vest in full.
In the event the Company terminates Dr. Blackwell’s employment for cause, she terminates her employment without good reason, or upon her death or permanent disability, she is entitled to receive only her fully-earned but unpaid base salary and accrued and unused paid time off through the date of termination at the rate then in effect, plus all other amounts under any compensation plan or practice to which she is entitled.
In connection with her commencement of employment, the Board granted to Dr. Blackwell a stock option to purchase 1,708,809 shares of common stock of the Company, which stock option will vest as to 25% of the shares underlying the award on the first anniversary of her commencement of employment, and the remainder will vest in 36 equal monthly installments thereafter. The Board also granted to Dr. Blackwell a stock option to purchase 427,202 shares of common stock of the Company, which stock option will vest upon FDA approval of a Company product or a change in control of the Company. The stock options were granted under the Company’s 2020 Incentive Award Plan and have an exercise price equal to $24.41 per share, the closing price of the Company’s common stock on the Nasdaq Global Select Market on the date of grant.
Dr. Blackwell previously entered into the Company’s standard indemnification agreement for directors and officers.
As a result of her appointment as President and Chief Executive Officer, Dr. Blackwell is no longer eligible to receive compensation for her service on the Board and its committees in accordance with the Company’s non-employee director compensation program.
In connection with Dr. Sun’s resignation, he entered into a release agreement with the Company wherein the parties agreed to provide Dr. Sun with certain severance benefits, including a lump sum payment equal to 18 months’ base salary plus his prorated target bonus for 2022, 18 months of continued payment of COBRA premiums at Company expense. In addition, Dr. Sun’s outstanding equity awards will continue to vest in accordance with the vesting schedules applicable to such awards (provided that Dr. Sun’s outstanding restricted stock units will vest no later than February 11, 2023 and Dr. Sun’s outstanding stock options will vest no later than February 11, 2025). In addition, Dr. Sun will be able to exercise his vested stock options until May 10, 2025.
Impact on Voting at the Meeting
Stockholders do not need to take any action if they have already voted their shares for the Meeting. All of the nominees named in the Proxy Statement sent or made available to the Company’s stockholders will stand for election at the Meeting. The form of proxy card included in the Company’s definitive proxy materials remains valid, and no new proxy cards are being distributed.

Sincerely,

/s/ Kimberly Blackwell, M.D.
Kimberly Blackwell, M.D.
President and Chief Executive Officer